                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          CENTRAL MAINE POWER COMPANY
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

LOGO                      CENTRAL MAINE POWER COMPANY
                          ---------------------------
              GENERAL OFFICE: 83 EDISON DRIVE, AUGUSTA, MAINE 04336

                                                                  April 16, 1996

TO THE HOLDERS OF COMMON STOCK
 AND 6% PREFERRED STOCK OF
 CENTRAL MAINE POWER COMPANY:

  The Annual Meeting of the Shareholders, formal notice of which, together with a Proxy Statement, appears on the following pages, will be held on May 22, 1996. The place for the meeting will be the Augusta Civic Center, in Augusta, Maine.

  At the meeting, holders of Common Stock and 6% Preferred Stock will be asked to elect Class III directors of the Company for a three-year term.

  In addition, holders of Common Stock and 6% Preferred Stock will be asked to consider proposals:

    . To approve the appointment by the Company's Board of Directors of Coopers & Lybrand L.L.P., Boston, Massachusetts, as auditors for the Company for the year 1996; and

    . To act upon the shareholder proposal set forth in the Proxy Statement.

  It is important for you and the Company that each shareholder participate in this Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. No postage is necessary. Of course, if you attend the meeting, you will be able to vote your shares in person.

  A copy of the Company's Annual Report for 1995, containing copies of certified financial statements, is also enclosed.

                                     Cordially yours,

                                     /s/ David T. Flanagan

                                     David T. Flanagan
                                     President and Chief Executive Officer

        URGENT. PLEASE SIGN, DATE AND RETURN ENCLOSED PROXY IMMEDIATELY.

LOGO
                          CENTRAL MAINE POWER COMPANY
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                           TO BE HELD ON MAY 22, 1996
                                 AT 10:00 A.M.

  You are hereby notified of and invited to attend the Annual Meeting of the Shareholders of Central Maine Power Company (the "Company"), to be held at the Augusta Civic Center, Augusta, Maine, on May 22, 1996, at 10:00 A.M., Eastern Daylight Time, to hear reports on Company affairs and to consider and act upon the following matters:

    1. To elect four directors to Class III of the Company's Board of Directors for a three-year term;

    2. To approve the appointment by the Company's Board of Directors of Coopers & Lybrand L.L.P., Boston, Massachusetts, as the Company's auditors for the year 1995;

    3.  To act upon the shareholder proposal set forth in the Proxy
  Statement; and

    4. To consider and act upon any other matters that may properly come before the meeting.

  The close of business on April 1, 1996 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

                                     By Order of the Board of Directors

                                     /s/ William M. Finn

                                     William M. Finn
                                     Secretary and Clerk

Augusta, Maine
April 16, 1996

                                                                  April 16, 1996

                          CENTRAL MAINE POWER COMPANY
LOGO                            83 EDISON DRIVE

                              AUGUSTA, MAINE 04336

                               ----------------

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Central Maine Power Company for the Annual Meeting of the Shareholders of Central Maine Power Company (the "Company"), to be held on May 22, 1996, at 10:00 A.M. at the Augusta Civic Center, Augusta, Maine. It is being mailed to the shareholders on or about April 16, 1996.

  The Annual Report of the Company for the year ended December 31, 1995, including certified financial statements, is also enclosed.

                                 VOTING RIGHTS

  Only holders of record of shares of Common Stock and 6% Preferred Stock at the close of business on April 1, 1996 are entitled to vote on all proposals at the meeting. The total number of shares entitled to vote at the meeting will be 32,442,752 shares of Common Stock and 5,713 shares of 6% Preferred Stock. Holders of Common Stock are entitled to one-tenth vote per share and holders of 6% Preferred Stock are entitled to one vote per share regarding all matters that are expected to be acted upon at the meeting. Accordingly, the holders of Common Stock are entitled to 3,244,275 votes and the holders of 6% Preferred Stock are entitled to 5,713 votes on all proposals at the meeting.

  A majority of the total votes entitled to be cast at the meeting by the holders of Common Stock and 6% Preferred Stock will constitute a quorum. Abstentions, votes withheld from nominees for director, and broker non-votes will be counted for the purpose of determining whether a quorum is present.

  With respect to the election of directors, nominees who receive the greatest number of votes cast by the holders of the Company's Common Stock and 6% Preferred Stock, voting as a single class, will be elected, even though any such nominee may not receive a majority of the votes cast. Votes withheld from nominees for director will be counted in determining the total number of votes cast on the matter and will have the same effect as a vote against the matter. An affirmative vote of a majority of the votes cast at the meeting by the holders of the Company's Common Stock and 6% Preferred Stock, voting as a single class, is required for approval of each of the other matters presented to the shareholders for consideration at the Annual Meeting. Abstentions with respect to Proposal 2 or the shareholder proposal will be counted in determining the total number of votes cast on the matter to which the votes pertain, but will have no effect on that matter. Broker non-votes will not be included in determining the total number of votes cast on a matter and will have no effect on that matter.

  Under the By-Laws of the Company, the election of directors at the Annual Meeting shall at the option of any shareholder be by cumulative voting. Accordingly, each shareholder having the right to vote for directors shall be entitled to as many votes as pertain to the shares of stock owned by that shareholder multiplied by the number of directors to be elected, and may cast all such votes for a single director or may distribute them among the number to be voted for, or any two or three of them, as that shareholder may see fit. If any shareholder entitled to vote for directors at the meeting either gives written notice to the President of the Company before the time fixed for the meeting of his or her intention to vote cumulatively or states his or her intention to vote cumulatively at the meeting before the voting for directors commences, all shareholders entitled to vote for directors at such meeting shall be entitled to cumulate their votes. Any shareholder who wishes to vote cumulatively but who will not be present at the meeting should give written notice to the President of the Company of such intention before the meeting and should clearly indicate in writing on the accompanying proxy the director or directors for whom he or she wishes to vote and the number of votes he or she wishes to distribute to each such director. If no written indication is made on the proxy, the votes will be evenly distributed among all the nominees. If any shareholder has indicated his or her intention to vote cumulatively (either by written notice or by a statement made at the meeting), each shareholder present at the meeting who has not given his or her proxy or has revoked his or her proxy in the manner described in the following paragraph may vote cumulatively at the meeting by means of a written ballot distributed at the meeting.

  Shareholders may vote at the meeting either in person or by duly authorized proxy. The giving of a proxy by a shareholder will not affect the shareholder's right to vote his or her shares if he or she attends the meeting and wishes to vote in person. A proxy may be revoked or withdrawn by the person giving it, at any time prior to the voting thereof, at the registration desk for the meeting or by advising the Secretary of the Company. In addition, the proper execution of a new proxy will operate to revoke a prior proxy. All shares represented by effective proxies on the enclosed form, received by the Company, will be voted at the meeting or any adjourned session thereof, all in accordance with the terms of such proxies.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

  It is intended that the persons named in the accompanying proxy will vote to elect the first four persons listed below to serve as Class III directors for a three-year term expiring at the 1999 Annual Meeting of the Shareholders. However, if voting is cumulative, such persons may cumulate the total number of votes to which the shareholder executing the proxy is entitled in favor of one or more of the nominees in the manner that such persons shall in their discretion determine, unless other instructions are given in the proxy by the shareholder executing it. Nominees named in the accompanying proxy who receive the greatest number of votes cast by the holders of the Company's Common Stock and 6% Preferred Stock, voting as a single class, will be elected, even though any such nominee may not receive a majority of the votes cast. The remaining eight persons listed below as Class I and Class II directors will continue in office for terms which expire at the 1997 and 1998 Annual Meeting of the Shareholders, respectively, or, in each case, until their respective successors are duly elected and qualified. Should any person named below as a Class III director be unable or unwilling to serve as a director, persons acting under the proxy intend to vote for such other person as management may recommend, or the Board of Directors may exercise its exclusive power to fix the number of directors at fewer than twelve.

  On March 16, 1994, the Board of Directors fixed the number of directors at eleven effective May 1, 1994. M. Anne Szostak, who had been a Class III director since July 1, 1993, resigned from the Board effective November 10, 1994. At its March 15, 1995 meeting, the Board elected Peter J. Moynihan as a Class III director effective April 1, 1995 to fill the vacancy created by Ms. Szostak's resignation. Carlton D. Reed, Jr., who had been a director of the Company since 1971 and had served as Chairman of the Board of Directors since January 1, 1991, retired from service on the Board effective December 31, 1995. On November 20, 1995, the Board elected David M. Jagger, who has been a member of the Board since 1988, to succeed Mr. Reed as Chairman of the Board effective January 1, 1996. On the same date, the Board also elected Charles H. Abbott, a member of the Board since 1988, to the position of Vice Chairman of the Board, which had previously been vacant, effective January 1, 1996. At its January 17, 1996 meeting, the Board elected Lyndel J. Wishcamper as a Class I director effective February 1, 1996 to fill the vacancy created by Mr. Reed's retirement. At its meeting on March 20, 1996, the Board elected William J. Ryan as a director in Class I effective April 17, 1996. On March 26, 1996, the Board fixed the number of directors at twelve effective April 17, 1996 and elected Duane D. Fitzgerald as a member of the Board in Class II, also effective April 17, to fill the vacancy created by the planned April 16, 1996 retirement of Robert H. Reny, a Class II director since January 1, 1988.

  Set forth below is information about each nominee and continuing director. Each person listed has been serving as a director of the Company, except Mr. Ryan and Mr. Fitzgerald, whose service as directors is effective as of April 17, 1996. In addition, David T. Flanagan is President and Chief Executive Officer of the Company, David M. Jagger serves as Chairman of the Board of Directors, and Charles H. Abbott serves as Vice Chairman of the Board.

                                             PRINCIPAL OCCUPATIONS
                                            AND BUSINESS EXPERIENCE
                                                DURING PAST FIVE
                                               YEARS AND CURRENT        FIRST
                 NAME AND                       DIRECTORSHIPS OF       BECAME A
                    AGE                         PUBLIC COMPANIES       DIRECTOR
                 --------                   -----------------------    --------
 CLASS III:
 Charleen M. Chase (47)..................  Executive Director,           1985
                                            Community Concepts,
                                            Inc. (Community action
                                            agency)
 David T. Flanagan (48)..................  President and Chief Exec-     1994
                                            utive Officer of the
                                            Company, effective Janu-
                                            ary 1, 1994; Executive
                                            Vice President (July
                                            1991 through December
                                            1993); Senior Vice Pres-
                                            ident, Finance and Law
                                            (September 1988 to July
                                            1991); Chairman of the
                                            Board of Directors,
                                            Maine Yankee Atomic
                                            Power Company (a)
 Robert H. Gardiner (51).................  President, Maine Public       1992
                                            Broadcasting
                                            Corporation; previously
                                            (1988 to 1992),
                                            President and General
                                            Manager, WCBB (Public
                                            television)
 Peter J. Moynihan (52)..................  Senior Vice President and     1995
                                            Chief Investment
                                            Officer, UNUM
                                            Corporation (Insurance)
 CLASS I:
 Charles H. Abbott (60)..................  Chairman, Skelton, Tain-      1988
                                            tor & Abbott, P.A. (At-
                                            torneys); Vice Chairman
                                            of the Board of the Com-
                                            pany
 William J. Ryan (52)....................  Chairman, President and       1996
                                            Chief Executive Officer,
                                            Peoples Heritage Finan-
                                            cial Group, Inc. and
                                            Peoples Heritage Bank;
                                            Director, Blue Cross and
                                            Blue Shield of Maine
 Lyndel J. Wishcamper (53)...............  President, Wishcamper         1996
                                            Properties, Inc. (Real
                                            estate); Chairman of the
                                            Board, Atlantic Bank and
                                            Trust, N.A., and
                                            Atlantic Bancorp
 Kathryn M. Weare (47)...................  Owner and Manager, The        1992
                                            Cliff House (Resort and
                                            conference center)

- --------
  (a) The Company owns 38 percent of the outstanding voting stock of Maine Yankee Atomic Power Company.

                                              PRINCIPAL OCCUPATIONS
                                             AND BUSINESS EXPERIENCE
                                                DURING PAST FIVE
                                                YEARS AND CURRENT        FIRST
                 NAME AND                       DIRECTORSHIPS OF        BECAME A
                    AGE                         PUBLIC COMPANIES        DIRECTOR
                 --------                    -----------------------    --------
 CLASS II:
 E. James Dufour (61)....................  Senior Vice President,         1971
                                            Kyes Agency,
                                            Inc. (General insurance
                                            and real
                                            estate); Director,
                                            Somerset Woods Trustees
                                            (Land trust)
 Duane D. Fitzgerald (56)................  Chairman of the Board,         1996
                                            Bath Iron Works
                                            Corporation
                                            (Shipbuilding) (from
                                            March 1, 1996); Corporate
                                            Vice President, General
                                            Dynamics Corporation
                                            (September 1995 to
                                            March 1, 1996); President
                                            and Chief Executive
                                            Officer (September 1991
                                            to March 1, 1996) and
                                            previously (December 1988
                                            to September 1991),
                                            President and Chief
                                            Operating Officer, Bath
                                            Iron Works Corporation;
                                            Director, UAL Corporation
 David M. Jagger (54)....................  President and Treasurer,       1988
                                            Jagger
                                            Brothers, Inc.
                                            (Textiles);
                                            Chairman of the Board of
                                            the Company
 Charles E. Monty (69)...................  Retired (1992) Chairman of     1977
                                            the
                                            Board, Maine Yankee
                                            Atomic
                                            Power Company (a);
                                            Retired
                                            (1989) Executive Vice
                                            President
                                            and Chief Operating
                                            Officer of the
                                            Company

- --------

  (a) The Company owns 38 percent of the outstanding voting stock of Maine Yankee Atomic Power Company.

                  BOARD COMMITTEES, MEETINGS AND COMPENSATION

CERTAIN COMMITTEES OF THE BOARD

  The Board's Audit Committee, which has as its members Kathryn M. Weare (Chair), Charleen M. Chase and Charles E. Monty, held three meetings in 1995. The Audit Committee recommends to the Board the independent accountants to be selected by the Company and reviews the plan and scope of the audit as well as the results and costs of the audit. The Committee also reviews with the independent accountants and management the Company's internal accounting procedures and controls, and the adequacy of the accounting services provided by the Company's personnel.

  The Governance Committee, now composed of David M. Jagger (Chair), Charles H. Abbott, E. James Dufour and Robert H. Gardiner, has among its concerns the selection, performance and evaluation of directors. The Committee will consider for nomination to the Board individuals whose names have been submitted by shareholders in writing. Supporting information should accompany any submission. In addition, the Board is in the process of establishing a committee composed of shareholders and non-employee directors, which will provide an additional means of receiving names of persons for consideration by the Governance Committee for nomination to the Board. The Governance Committee also oversees the Company's long-range corporate planning and succession planning, and evaluates the performance of the President and Chief Executive Officer. The Governance Committee held four meetings in 1995.

  The Compensation and Benefits Committee, whose members in 1995 were Robert H. Reny (Chair), Charles H. Abbott, E. James Dufour, Robert H. Gardiner and David
M. Jagger, held ten meetings in 1995. All 1995 members of this committee other than Mr. Reny continue to serve on the Committee; Mr. Reny retired from service as a director effective April 16, 1996. This committee reviews and makes recommendations to the Board concerning compensation and benefit programs for all executive officers and compensation for directors of the Company. The Compensation and Benefits Committee also administers the Company's 1987 Executive Incentive Plan and its Long-Term Incentive Plan.

MEETINGS OF THE BOARD

  The Board held 14 meetings (including regularly scheduled and special meetings) in 1995. Each director listed above attended more than 75 percent of the aggregate of the total number of Board meetings and the total number of meetings of all committees on which that director served that were held during periods he or she served as a director.

COMPENSATION OF DIRECTORS

  In accordance with the established guidelines for the Board of Directors of the Company, the Chairman of the Board receives an annual retainer of $25,200, the Vice Chairman of the Board receives an annual retainer of $10,300, and each director (other than the Chairman or Vice Chairman) who is the Chair of a committee of the Board and not an executive officer of the Company receives an annual retainer of $8,400. Each other director who is not an executive officer of the Company (an "outside director") receives an annual retainer of $6,800. All retainers are payable quarterly. In addition to ordinary travel expenses, all outside directors receive $600 for each meeting of the Board attended, and all outside directors serving on a committee of the Board receive $300 for each committee meeting attended on a day on which they have also attended a meeting of the full Board or another committee and $600 for any other committee meeting attended. A fee of $150 is paid to outside directors for participating in a meeting of the Board or one of its committees by telephone if, in the opinion of the person presiding at the meeting, substantial action is taken or matters of importance are resolved.

  In March 1988, the Company established a voluntary deferred compensation plan for outside directors. Under the plan, a director who receives a retainer as described above may elect to have all or a specified portion, in increments of 25 percent, of his or her retainer (but not meeting fees) for the calendar year following the election and subsequent calendar years credited quarterly to a deferred compensation account, maintained at the election of the director either as a cash account or an account in units based on the value of the Common Stock of the Company ("Compensation Units"). The number of Compensation Units credited to a director's account is equal to the number of shares of the Company's Common Stock that could have been purchased as of the middle of a calendar quarter with the amount of the retainer deferred for that quarter. The Company matches Compensation Units in a director's account with one-half the number of Compensation Units in the account. All current outside directors of the Company who served as directors in 1995 have elected to defer payment of their retainers in the form of Compensation Units from time to time. For those directors, the number of Compensation Units in their respective accounts as of March 29, 1996 is shown in the table that appears under the caption "SECURITY OWNERSHIP." Accounts maintained in the form of cash do not receive a match. A director's cash account accrues interest at an annual rate equal to the rate of return on equity earned by the Company in the prior calendar year. Compensation Units and matching Compensation Units in a director's account are credited with the equivalent of dividends on the Company's Common Stock. Specifically, whenever dividends are paid on the Company's Common Stock, each account maintained in Compensation Units is credited with additional Compensation Units equal to the number of shares that could have been purchased if a cash dividend had been paid on the Compensation Units in the account. Deferred retainers, whether held in a cash account or an account in Compensation Units, are paid solely in cash, in a lump sum or installments beginning on the first business day of the calendar year following the year in which the director ceases to serve on the Board or of a specified calendar year thereafter, as irrevocably elected in advance by the director. The value of the Compensation Units in a director's account at the time a lump sum or any installment payment is made will be equal to the market value of the same number of shares of the Company's Common Stock on the payment date.

  In September 1991, the Board of Directors adopted a retirement plan for outside directors. Under the plan each outside director who has completed five or more years of service is eligible to receive, at the later of the attainment of age 62 or when he or she ceases to serve on the Board, an annual benefit equal to the amount of the director's basic annual retainer for the year the director ceases to serve on the Board, payable monthly for a period equal to the number of months the individual has served as an outside director. No death benefit is provided under the plan. For 1995, the basic annual retainer for each outside director, including the Chairman of the Board and each committee Chair, was $6,800. This amount is included in the annual retainers discussed above for the Chairman, Vice Chairman and the committee Chairs.

                               SECURITY OWNERSHIP

  The following table lists the number of shares of the Common Stock of the Company beneficially owned as of April 5, 1996 by each director of the Company and each of the executive officers of the Company named in the Summary Compensation Table contained in this Proxy Statement. The total number of such shares beneficially owned as of April 5, 1996 by all directors and executive officers of the Company as a group is also listed. Shares listed as beneficially owned include shares as to which the directors and executive officers have or share the power to vote or the power to dispose. For outside directors, listings include, where appropriate, shares of Common Stock credited under the Company's Dividend Reinvestment and Common Stock Purchase Plan ("DRP"). For executive officers, shares listed include, where appropriate, DRP shares, restricted shares awarded under the Company's 1987 Executive Incentive Plan and its Long-Term Incentive Plan, and shares credited under the Employee Savings and Investment Plan for Non-Union Employees (401(k) Plan) as of December 31, 1995.

  The table also lists the number of Compensation Units as of March 29, 1996 in the accounts of the directors who have participated in the deferred retainer plan described above under the caption "Compensation of Directors." Only outside directors are eligible to participate in the deferred retainer plan. The value of the Compensation Units at the time they are paid out will be equal to the market value of the same number of shares of the Company's Common Stock on the payment date, but the deferred amounts will be paid only in cash. Compensation Units will not be distributed in the form of Common Stock.


                                                            COMPENSATION UNITS
                                     SHARES BENEFICIALLY       REPRESENTING
   DIRECTORS AND NAMED EXECUTIVE            OWNED           DEFERRED RETAINER
   OFFICERS                         (AS OF APRIL 5, 1996) (AS OF MARCH 29, 1996)
   -----------------------------    --------------------- ----------------------
   Charles H. Abbott..............          3,186                  7,195
   Charleen M. Chase..............          1,146                  2,698
   E. James Dufour................          4,505                  7,770
   Duane D. Fitzgerald............            500                    --
   David T. Flanagan..............         19,464                    --
   Robert H. Gardiner.............          1,000                  3,140
   David M. Jagger................          1,000                  6,422
   Charles E. Monty...............          1,837                  5,463
   Peter J. Moynihan..............          1,111                    843
   William J. Ryan................            500                    --
   Kathryn M. Weare...............          1,033                  2,687
   Lyndel J. Wishcamper...........          1,122                    167
   David E. Marsh.................          7,711                    --
   Arthur W. Adelberg.............          7,887                    --
   Richard A. Crabtree............         10,345                    --
   Gerald C. Poulin...............          9,566                    --
   All directors and executive
    officers as a group (including
    persons listed above).........         73,230                 36,385

  The number of shares of Common Stock of the Company beneficially owned as of April 5, 1996 by each of the directors and named executive officers, and the aggregate number of such shares beneficially owned as of that date by all of the directors and executive officers of the Company as a group, constituted less than one percent of the total shares of that class then outstanding. As of April 5, 1996, Mr. Abbott's spouse held sole voting and investment power over 800 shares of the total number of shares listed for Mr. Abbott, and all shares listed for Ms. Chase were held jointly. Of the shares listed for Mr. Crabtree and Mr. Poulin, 2,162 and 201 shares, respectively, were held jointly as of that date. The total number of shares held jointly for all directors and executive officers as a group as of April 5, 1996 was 3,509 shares. The shares listed for Mr. Crabtree also include 80 shares held by his spouse as custodian. No director or officer owned as of April 5, 1996 any shares of 6% Preferred Stock or of any other class of the Company's equity securities.

  As of April 1, 1996, there was no person who was known to be the beneficial owner of more than five percent of the Common Stock and the 6% Preferred Stock of the Company in the aggregate. Christine M. Nyhan, trustee, 1825 Spindrift Lane, La Jolla, California 92037, owned of record 1,675 shares of the Company's 6% Preferred Stock. The outstanding shares of Common Stock and 6% Preferred Stock will vote together as a single class at the meeting. Shares held by Christine M. Nyhan, trustee, represent approximately .05 percent of the combined voting power of Common Stock and 6% Preferred Stock and approximately
29.31 percent of the voting power of the 6% Preferred Stock.

  With respect to reports on changes in ownership of the stock of the Company required to be filed with the Securities and Exchange Commission by directors and officers of the Company, Douglas Stevenson, a former officer of the Company, filed late one required report on Form 4 covering one transaction in connection with the liquidation of his account under the Company's Savings and Investment (401(k)) Plan.

                             EXECUTIVE COMPENSATION

  The following Summary Compensation Table presents information on compensation to David T. Flanagan for the years during which Mr. Flanagan has held the position of President and Chief Executive Officer and to other executive officers of the Company for 1993, 1994 and 1995.

                           SUMMARY COMPENSATION TABLE

                                                       LONG-TERM
                                ANNUAL COMPENSATION   COMPENSATION
                              ----------------------- ------------
       NAME                                            RESTRICTED
        AND                                              STOCK      ALL OTHER
     PRINCIPAL                                          AWARD(S)   COMPENSATION
     POSITION            YEAR SALARY ($) BONUS ($)(2)    ($)(3)       ($)(4)
     ---------           ---- ---------- ------------ ------------ ------------
David T. Flanagan....... 1995 240,000.00  76,000.00        0         4,989.60
 President and Chief Ex-
  ecutive Officer(1)     1994 231,666.64      0            0         4,944.80
David E. Marsh.......... 1995 157,816.72  40,781.67        0         4,800.91
 Vice President,         1994 148,800.00      0            0         4,728.86
 Corporate Services,
  Treasurer, and         1993 126,016.72   5,152.34     6,759.38     3,795.09
 Chief Financial Officer
Arthur W. Adelberg...... 1995 157,816.72  40,781.67        0         4,741.36
 Vice President,         1994 148,800.00      0            0         4,675.32
 Law and Power Supply    1993 125,866.72   5,152.34     6,759.38     3,790.28
Richard A. Crabtree..... 1995 156,466.64 40,646.66         0         4,839.43
 Vice President,         1994 153,400.08  12,200.00        0         4,812.94
 Retail Operations       1993 151,783.36   6,208.77     8,150.63     4,578.40
Gerald C. Poulin........ 1995 127,366.72  27,736.27        0         3,821.00
 Vice President,         1994 121,175.00      0            0         3,635.25
 Generation and          1993 105,399.96   3,125.24     4,095.00     3,150.00
 Technical Support

- --------
  (1) Mr. Flanagan was elected President and Chief Executive Officer effective January 1, 1994.

  (2) These amounts include awards for 1995 performance under the Company's 1987 Executive Incentive Plan of $36,000 for Mr. Flanagan, $15,781.67 for Mr. Marsh, $15,781.67 for Mr. Adelberg, $15,646.66 for Mr. Crabtree, and $12,736.67
for Mr. Poulin. The balance of the amounts listed for each of the named executive officers represents payments to recognize the importance of the continuing efforts of these executive officers towards rebuilding the financial and competitive position of the Company and to help assure that the Company will retain the continuing benefit of the specific skills, knowledge and experience contributed by these executive officers in a period of changing business conditions due to an increasingly competitive business climate in the electric utility industry.

  (3) At December 31, 1995, the number of shares and value of the aggregate restricted stock holdings of each of the named executive officers were as follows: Mr. Flanagan, 19,412 shares and $279,047.50; Mr. Marsh, 8,491 shares and $122,058.12; Mr. Adelberg, 8,491 shares and $122,058.12; Mr. Crabtree,
8,373 shares and $120,361.87; and Mr. Poulin, 5,345 shares and $76,834.38. The aggregate restricted stock holdings listed for each of the named executive officers other than Mr. Poulin include contingent grants of performance restricted shares of the Company's Common Stock under the Company's Long-Term Incentive Plan ("LTIP") for each of the 3-year performance periods beginning January 1, 1993, January 1, 1994, and January 1, 1995, respectively. For Mr. Poulin, aggregate restricted stock holdings include contingent grants of performance restricted shares under the LTIP for the two performance periods beginning January 1, 1994 and January 1, 1995. The vesting of the LTIP shares is subject to attaining a threshold level of performance with respect to a specified performance objective. Of the aggregate number of shares of restricted stock, the shares contingently granted to the named executive officers under the LTIP and their value as of December 31, 1995 were as follows: Mr. Flanagan, 18,299 shares and $263,048.12; Mr. Marsh, 7,691 shares and $110,558.12; Mr. Adelberg, 7,691 shares and $110,558.12; Mr. Crabtree,
7,408 shares and $106,490.00; and Mr. Poulin, 4,863 shares and $69,905.63. For the 3-year performance period beginning January 1, 1993, the specified level of performance was not attained. As a result, the performance restricted shares contingently granted for that performance period plus additional performance restricted shares resulting from the reinvestment of dividends through January 1996 were forfeited on March 18, 1996.

  The number of LTIP shares forfeited and their value as of the forfeiture date was as follows:

                                                                VALUE AS OF
                                             NUMBER OF          FORFEITURE
      NAME                                SHARES FORFEITED DATE (MARCH 18, 1996)
      ----                                ---------------- ---------------------
      David T. Flanagan..................      2,433            $33,453.75
      David E. Marsh.....................      1,832             25,190.00
      Arthur W. Adelberg.................      1,832             25,190.00
      Richard A. Crabtree................      1,832             25,190.00

  Dividends on the performance restricted shares under the LTIP are earned at the same rate as dividends on the unrestricted Common Stock of the Company and are reinvested in additional performance restricted shares during the performance period until any payout or forfeiture. The balance of the aggregate restricted stock holdings represents awards under the Company's 1987 Executive Incentive Plan ("EIP"). Dividends on shares of restricted stock granted under the EIP are earned at the same rate as dividends on the unrestricted Common Stock of the Company and are paid either during the 3-year restriction period applicable to these shares or at the end of the restriction period.

  (4) For 1995, amounts of All Other Compensation include (i) matching contributions by the Company to the Employee Savings and Investment Plan for Non-Union Employees (401(k) Plan) in the amount of $4,500 for Mr. Flanagan, $4,500 for Mr. Marsh, $4,500 for Mr. Adelberg, $4,500 for Mr. Crabtree, and $3,821 for Mr. Poulin; and (ii) the value of term life insurance premiums paid under universal life insurance policies in the amount of $489.60 for Mr. Flanagan, $300.91 for Mr. Marsh, $241.36 for Mr. Adelberg, and $339.43 for Mr. Crabtree. The Company has purchased universal life insurance policies for Mr. Flanagan, Mr. Marsh, Mr. Adelberg, Mr. Crabtree, and beginning in 1996, for Mr. Poulin, who have no immediate right to receive the cash surrender value of the policies and may never have any right to receive the cash surrender value. The respective interests of these five executive officers in the cash surrender value of the policies will vest only if certain conditions are first satisfied. If an executive officer's interest in the cash surrender value vests, the retirement benefits payable to the executive officer by the Company under its Supplemental Executive Retirement Plan (the "SERP"), a defined benefit retirement income plan, will be reduced dollar for dollar by the amount of the cash surrender value of the policy at the time it vests. The premium paid on each of these policies is designed to produce a cash surrender value which is equal to, but which may be less than, the benefits payable under the SERP.

             LONG-TERM INCENTIVE PLAN--AWARDS FOR LAST FISCAL YEAR

                                                ESTIMATED FUTURE PAYOUTS UNDER
                                                NON-STOCK PRICE-BASED PLANS(2)
                                               ---------------------------------
                       NUMBER OF  PERFORMANCE
                      PERFORMANCE PERIOD UNTIL
                      RESTRICTED   MATURATION
NAME                   SHARES(1)   OR PAYOUT   THRESHOLD(#) TARGET(#) MAXIMUM(#)
- ----                  ----------- ------------ ------------ --------- ----------
David T. Flanagan...     7,742      3 years          0        7,742     11,613
David E. Marsh......     2,996      3 years          0        2,996      4,494
Arthur W. Adelberg..     2,996      3 years          0        2,996      4,494
Richard A. Crabtree.     2,727      3 years          0        2,727      4,090
Gerald C. Poulin....     2,477      3 years          0        2,477      3,715

- --------
  (1) Awards are contingent grants of shares of performance restricted Common Stock of the Company. Dividends on these shares are reinvested in additional shares of performance restricted Common Stock during the performance period until any payout or forfeiture.

  (2) At the end of the 3-year performance period, the number of shares, including shares resulting from dividend reinvestment, actually paid out will be based on the 3-year average of the Company's total shareholder return (stock price plus dividends) as compared with the 3-year average of the total shareholder return of the other utilities against which the Company's performance is measured in the performance graph in the Proxy Statement. The number of shares listed as estimated threshold, target and maximum payouts do not reflect the addition of shares resulting from dividend reinvestment or the subtraction of shares necessary to satisfy tax withholding obligations. Regardless of the Company's performance against the peer group of utilities, no award payout will be made for a performance period during which the dividend on the Company's Common Stock has been reduced by action of the Company's Board of Directors declaring a reduced dividend. In that event, the Compensation and Benefits Committee of the Board of Directors is given the discretion under the Long-Term Incentive Plan to determine whether and to what extent to defer award payouts. Any award payouts will be distributed in the form of unrestricted Common Stock of the Company.

                PENSION PLAN TABLES AND EMPLOYMENT ARRANGEMENTS

BASIC PENSION PLAN

  The Company makes payments to the Retirement Income Plan for Non-Union Employees (the "Basic Pension Plan") for full-time non-union employees of the Company, including the executive officers. Estimated annual retirement benefits payable by the Company under the Basic Pension Plan, assuming retirement on December 31, 1995 at age 65, for average salary levels and credited years of service specified in the following Basic Pension Plan Table are as set forth in the Table.

                                                   YEARS OF SERVICE
                                        ---------------------------------------
       AVERAGE ANNUAL SALARY FOR
      5 HIGHEST CONSECUTIVE YEARS
         PRECEDING RETIREMENT             15      20      25      30      35
      ---------------------------       ------- ------- ------- ------- -------
$150,000............................... $35,079 $46,722 $58,491 $70,204 $72,906
 175,000...............................  41,454  55,282  69,116  82,954  86,282
 200,000...............................  45,185  62,565  79,741  95,704  99,657
 225,000...............................  45,185  62,565  79,944  97,323 106,910
 250,000...............................  45,185  62,565  79,944  97,323 106,910
 275,000...............................  45,185  62,565  79,944  97,323 106,910
 300,000...............................  45,185  62,565  79,944  97,323 106,910
 325,000...............................  45,185  62,565  79,944  97,323 106,910
 350,000...............................  45,185  62,565  79,944  97,323 106,910

  For Mr. Poulin, an executive officer named in the Summary Compensation Table, compensation covered by the Basic Pension Plan consists of base salary, including base salary shown in the Salary column of that Table. Because the amount of compensation that could be taken into account in determining retirement benefits under the Basic Pension Plan was limited by federal tax law to $150,000 in 1995, the 1995 covered compensation under the Basic Pension Plan for Messrs. Flanagan, Marsh, Adelberg and Crabtree was limited to that amount of their respective base salaries. Messrs. Flanagan, Marsh, Adelberg, Crabtree and Poulin have been credited with 10, 21, 9, 23 and 24 years of service, respectively. Benefits listed in the Basic Pension Plan Table are payable as a single life annuity and reflect an offset for estimated Social Security benefits payable upon attainment of age 65.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

  The Company maintains a Supplemental Executive Retirement Plan (the "SERP") that provides supplemental retirement income to selected executive officers of the Company. Estimated annual retirement benefits payable by the Company under the SERP, assuming retirement on December 31, 1995 at age 65, for average compensation levels and credited years of service specified in the following SERP Table are as set forth in the Table.

                                                    YEARS OF SERVICE
                                         ---------------------------------------
             AVERAGE ANNUAL
              COMPENSATION
          FOR 3 HIGHEST YEARS              15      20      25      30      35
          -------------------            ------- ------- ------- ------- -------
$150,000................................ $23,421 $31,278 $39,009 $27,296 $24,594
 175,000................................  26,796  35,718  44,634  30,796  27,468
 200,000................................  32,815  41,435  50,259  34,296  30,343
 225,000................................  42,565  54,435  66,306  48,927  39,340
 250,000................................  52,315  67,435  82,556  65,177  55,590
 275,000................................  62,065  80,435  98,806  81,427  71,840
 300,000................................  71,815  93,435 115,056  97,677  88,090
 325,000................................  81,565 106,435 131,306 113,927 104,340
 350,000................................  91,315 119,435 147,556 130,177 120,590

  For the executive officers named in the Summary Compensation Table, compensation covered by the SERP consists of base salary shown in the Salary column of that Table, and incentive awards received under the Company's 1987 Executive Incentive Plan, including amounts shown for 1993 in the Bonus and Restricted Stock Awards columns of that Table and amounts included in the Bonus column for 1995 as follows: Mr. Flanagan, $36,000.00; Mr. Marsh, $15,781.67; Mr. Adelberg, $15,781.67; Mr. Crabtree, $15,646.66; and Mr. Poulin, $12,736.67.
Messrs. Flanagan, Marsh, Adelberg, Crabtree and Poulin have been credited with 10, 21, 9, 23 and 24 years of service, respectively. Years of credited service up to 25 years are taken into account in computing retirement benefits under the SERP. Benefits listed in the SERP Table reflect the deduction of benefits payable under the Basic Pension Plan upon attainment of age 65, as shown in the Basic Pension Plan Table. SERP benefits payable by the Company to Messrs. Flanagan, Marsh, Adelberg, Crabtree and Poulin will be further reduced, dollar for dollar, by the amount of the cash surrender value of universal life insurance policies, which have been purchased for these five executive officers, at such time as their respective interests in the cash surrender value may vest.

  Under an employment agreement with the Company, which is described in the section of this Proxy Statement entitled "Employment and Termination of Employment Arrangements," Mr. Flanagan is entitled to an incremental retirement benefit, beginning at age 55, that, when added to benefits payable to him under the Basic Pension Plan and the SERP, provides an aggregate annual retirement benefit of 65 percent of base salary earned during the final 12 months of employment with the Company plus the average of incentive compensation earned under the 1987 Executive Incentive Plan for the three years preceding the termination of his employment. Benefits payable to Mr. Flanagan under the Basic Pension Plan and the SERP as well as any amounts received under the universal life insurance policy for Mr. Flanagan will be offset against the total retirement benefit payable under the agreement. At assumed total covered compensation in the amounts set forth below, the aggregate annual retirement benefit payable to Mr. Flanagan, beginning at age 55, would be as follows:

         TOTAL COVERED                               AGGREGATE
         COMPENSATION                              ANNUAL BENEFIT
         -------------                             --------------
         $250,000................................     $162,500
          275,000................................      178,750
          300,000................................      195,000
          325,000................................      211,250
          350,000................................      227,500

EMPLOYMENT AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  Effective December 9, 1994, the Company entered into separate employment agreements with Messrs. Marsh, Adelberg, Crabtree and Poulin. The Company also entered into an employment agreement with Mr. Flanagan effective December 29, 1995. The agreements are intended to encourage these executive officers to continue their employment so that the Company will have the continuing benefit of their services during a period of transition in its business due to the challenges of operating in an increasingly competitive environment and in the event of a change of control of the Company.

  The agreements provide for a specified minimum base salary and for participation in benefit plans in accordance with the provisions of those plans. In addition, Mr. Flanagan's agreement provides for an incremental retirement benefit that, when added to benefits payable to him under existing pension plans, provides an aggregate annual retirement benefit, beginning at age 55, of 65 percent of his base salary for the final 12 months of employment plus the average of short-term incentive compensation earned for the three years preceding the termination of his employment. Under these agreements, which do not restrict the ability of the Board of Directors to terminate the employment of these executive officers as provided by Maine law, the executive officers are required to devote substantially all of their time and attention to their respective primary job responsibilities described in the separate agreements.

  The agreements also provide for severance benefits for certain terminations of employment. If, within 36 months following a change of control of the Company, the executive officer's employment is terminated by the Company without cause or by the executive officer within 12 months of an event constituting a constructive discharge, the Company will provide the following severance benefits to Mr. Marsh, Mr. Adelberg, Mr. Crabtree or Mr. Poulin, as the case may be: (1) a lump sum amount equal to 2.99 times the annual average of his base salary and certain incentive compensation over the five years before the change of control; (2) the continuation of the minimum level of coverage available under the Company's group medical, life, accident and disability plans for three years; (3) three years of credit under any pension plan in which the executive officer participates; and (4) limited outplacement services. In addition to the change of control severance benefits described in items (2), (3) and (4) for the other executive officers, Mr. Flanagan's agreement provides for a lump sum payment equal to 2.99 times his base salary earned during the 12 months before the change of control plus the three-year average of short-term incentive compensation earned for the period preceding the change of control and also continues the incremental retirement benefit. If no change of control has occurred and the executive officer's employment is terminated by the Company without cause or by the executive officer within six months of a constructive discharge, the executive officer will be entitled to receive severance benefits equal to one times his annual base salary in effect at the time of termination, in 12 monthly installments. In such a case, the last six monthly payments will be reduced by an amount equal to any salary or commissions earned elsewhere by an executive officer other than Mr. Flanagan, for whom no reductions are made.

  For one year after the termination of employment for any reason other than a change of control, the executive officer is prohibited from taking any action intended to advance the interests of a competitor. After the executive officer's employment terminates, he is required to use his best efforts to comply with requests that he cooperate with the Company in proceedings affecting the Company and is also required to maintain the confidentiality of the Company's information. The agreements provide that the executive officer will no longer be entitled to installment severance payments if he fails to comply with any of these requirements.

  The agreements for Messrs. Marsh, Adelberg, Crabtree and Poulin continue in effect until December 31, 1997, and for Mr. Flanagan until December 31, 1998, and are automatically extended for one year on each December 31 unless either the Company or the executive officer gives prior notice of an intention not to extend his agreement. The agreements provide for one final three-year extension after a change of control.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation policies that have generally been applied by the Compensation and Benefits Committee of the Board of Directors of the Company (the "Committee") to the Company's executive officers reflect two fundamental principles that apply to every employee of the Company. These principles are
(i) that the Company strives to offer competitive compensation to attract and retain well-qualified employees and periodically reviews and adjusts compensation to take into account individual contributions, and (ii) that part of every employee's compensation is tied directly to Company performance for the benefit of its shareholders, customers and employees.

  With respect to the executive officers of the Company, the first compensation principle is implemented by base salary, which is a fixed amount that has generally been measured against comparable positions in the electric utility industry and that also has taken into account individual contributions. The second principle is implemented in part through short-term incentive compensation, which is a variable amount that may be paid to the extent certain financial and operating goals established annually by the Committee are met. A long-term incentive compensation program for the President and Chief Executive Officer and the other executive officers named in the Summary Compensation Table in this Proxy Statement, under which variable incentive compensation may be paid based on Company performance measured by total shareholder return, also implements the compensation principle of pay for performance.

  BASE SALARY. Base salaries for the executive officers of the Company have generally been measured against median base pay levels for positions with comparable functional responsibilities at electric utilities with revenues that are comparable in size to the Company's revenues. Median base pay levels for this segment of the electric utility market have been based on an annual study of compensation paid by electric utilities which are members of the Edison Electric Institute ("EEI"), a trade association for investor-owned electric utilities of which the Company is also a member. Substantially all the electric utilities that have been in the comparison group are represented in the EEI 100 Index used in the performance graph in the Company's proxy statements.

  To preserve the Company's ability to attract and retain highly-qualified persons in key executive management positions, the Committee has periodically reviewed and taken action on base salaries, using median market salaries for comparable positions as a benchmark for developing salary recommendations while taking into account individual contributions made by the executive officers, the financial position of the Company, and economic conditions in Maine.

  In considering base salaries for the executive officers of the Company other than Mr. Flanagan in 1995, the Committee initially reviewed market information similar to that reviewed in prior years and a subset of that market information consisting of New England electric utilities. Although the Committee views median market salaries for comparable executive officer positions as a useful tool for developing and maintaining competitive salaries for the Company's executive officers, the Committee believed that the financial challenges faced by the Company in 1995 and general economic conditions in Maine warranted a departure from the practice of using competitive market data in determining the 1995 base salaries of the executive officers of the Company. After balancing these factors against the significant contributions made by the executive officers to the Company's strategy for rebuilding the financial and competitive position of the Company, the Committee recommended an average 3.5 percent base salary increase for three of the named executive officers other than Mr. Flanagan, and for the remaining named executive officer, who assumed additional responsibilities in 1995, a base salary increase of 6.5 percent to reflect his additional duties.

  In reviewing Mr. Flanagan's base salary in 1995, the Committee recognized that the disparity between his salary and the higher median market salary for his position was at least 30 percent, but also took into account the factors considered in determining base salaries for the other executive officers. The Committee determined that in lieu of a base salary increase in 1995 for Mr. Flanagan, he should be provided with an incremental retirement benefit beginning at age 55 whose value, as determined by the Committee's independent compensation consultant, is substantially equivalent to the value of a $25,000 base salary increase that was considered but not granted by the Committee. The incremental retirement benefit is intended to ensure that Mr. Flanagan is fairly compensated, although not on a current basis, for his leadership and substantial contributions in developing and implementing a business strategy to restore the Company's financial and competitive position and to take into account his prior employment outside the Company during which he acquired skills and expertise that now benefit the Company.

  BONUS COMPENSATION. In 1995, the Company's short-term incentive compensation program for its executive officers, including the President and Chief Executive Officer, was tied to both the Company's financial performance and its achievement of certain operating goals for the benefit of its shareholders, customers and employees. Since approval in 1988 by the shareholders of the Company of the short-term incentive compensation program for the Company's executive officers in the form of the 1987 Executive Incentive Plan (the "Plan"), the Committee has adopted specific and measurable performance goals annually.

  The performance goals set by the Committee under the Plan take into consideration the Company's Corporate Goals and Objectives, which are adopted annually by the Board of Directors. In this way, the incentive compensation program under the Plan, as administered by the Committee, supports the Company's financial and operating goals.

  For 1995, the Committee adopted two goals focusing on corporate performance, as well as individual goals for the executive officers and other participants in the Plan. The goals directed towards corporate performance were as follows:
(1) achieving investment grade ratings on the Company's bonds from the three major credit rating agencies while achieving 1995 budget targets for operation and maintenance expense, capital investment, and fuel and purchased power; and
(2) assuring that customer expectations are met, as evidenced by improvements in customer satisfaction and customer perceptions of value received from the Company measured by market surveys. Individual goals were key components of corporate strategy and were designed to support the Company's 1995 Corporate Goals and Objectives. The two corporate goals and the individual goals were weighted equally, so that Plan participants could receive up to one-third of the maximum possible incentive award under each of these three sets of goals.

  The potential maximum award payout to the President and Chief Executive Officer was 30 percent of base salary and ranged from 15 percent to 20 percent of base salary for the other executive officers depending on their respective positions. The Committee believes that these levels of potential awards can help to close the competitive gap that has existed between the base salaries of the Company's executive officers and median market salaries while advancing the compensation principle of pay for performance by placing a larger portion of total pay at risk. The larger potential award payout for the President and Chief Executive Officer takes into account the responsibilities of that position and the effect of the decisions of the President and Chief Executive Officer on the Company's business.

  In 1995, the goal concerning bond ratings and budget targets was not met and, consequently, there was no award in connection with this goal. One of the two elements of the customer goal was satisfied, resulting in a payout of one-half of the maximum award relating to this goal. For the President and Chief Executive Officer, the associated payout was 5 percent of his 1995 base salary, and for the other executive officers, the payout ranged from 2 1/2 percent to 3 1/3 percent of 1995 base salary depending on their respective positions with the Company. After a detailed review, the Committee concluded that each of the executive officers had substantially met his individual goals, resulting in a payout of the full portion of the award relating to the individual goals. For Mr. Flanagan, the payout under this set of goals was equal to 10 percent of his 1995 base salary, while payouts for the other executive officers ranged from 5 percent to 6 2/3 percent of their respective base salaries for 1995. Awards under the performance goals that were attained as well as potential awards based on attainment of all goals represent the same proportions of total short-term incentive compensation for all executive officers, including the President and Chief Executive Officer.

  For executive officers who participate in both the Plan and the Company's Long-Term Incentive Plan ("LTIP"), incentive awards under the Plan were payable in cash. Other participants in the Plan have elected to receive awards in the form of cash or a combination of cash and Common Stock of the Company restricted for a three-year period from the date of the award. The Committee believes that incentive awards in the form of stock are more appropriately made under the LTIP for executive officers who participate in both the Plan and the LTIP since stock compensation under the LTIP is intended to reflect the efforts of the executive officers to enhance shareholder value over the longer term.

  The Committee's discussions concerning 1995 compensation for the named executive officers, including Mr. Flanagan, included an extensive review of their contributions and efforts towards the development and implementation of the Company's business strategy for attaining certain financial objectives and meeting the competitive challenges faced by the Company in several aspects of its traditional business. Although significant efforts to rebuild the Company's financial and competitive position have been undertaken, the Company continues to face challenges in these areas. The Committee believes that particularly in this period of transition to an increasingly competitive environment in the electric utility business and in light of the tasks undertaken by the executive management team and the novel solutions and approaches its members have developed to address some of the competitive challenges facing not only the Company but the electric utility industry generally, it is important to retain the executive officers who have the extensive familiarity with the Company's business circumstances and the specific skills, knowledge and experience that will allow the Company to continue to benefit from their services. To indicate the importance of the continuing efforts of this executive team and to help assure that the Company will continue to receive the benefit of the talents of its members, the Committee authorized a bonus payment to Mr. Flanagan in the amount of $40,000 and to the other named executive officers in lesser amounts.

  LONG-TERM INCENTIVE COMPENSATION. The Long-Term Incentive Plan ("LTIP"), in which the President and Chief Executive Officer and the other named executive officers participate, is intended to focus the attention of this group of executive officers more sharply on a performance objective that is designed to increase value to shareholders over the longer term. The LTIP was approved by the Company's shareholders at the 1994 Annual Meeting.

  The LTIP seeks to accomplish this objective by providing for contingent grants of performance restricted shares of the Common Stock of the Company for each three-year performance period. For the performance period beginning January 1, 1995, Mr. Flanagan was granted 7,742 shares of performance restricted Common Stock, and the other participating executive officers were granted lesser amounts, as shown in the Long-Term Incentive Plan Awards Table in this Proxy Statement. The number of shares contingently granted to each of these executive officers, including the President and Chief Executive Officer, reflected an average percentage of median base salary awarded as long-term incentive compensation at electric utilities represented in the EEI 100 Index used in the performance graph in the Company's proxy statements.

  During the three-year performance period that began on January 1, 1995, the shares of performance restricted stock that were contingently granted for that period, as well as additional shares resulting from the reinvestment of dividends on the shares granted, will remain completely at risk and subject to forfeiture to the extent performance results are not achieved. At the end of the performance period, the number of shares, including shares resulting from dividend reinvestment, actually paid out will be based on the three-year average of the Company's total shareholder return (stock price plus dividends) as ranked against the three-year average of the total shareholder return of other utilities in the EEI 100 Index against which the Company's performance is measured in the performance graph. Performance demonstrating higher returns to shareholders will yield payouts of a larger number of the shares contingently granted and the shares resulting from dividend reinvestment, with performance above the targeted level designed to result in a payout of a supplemental number of shares. Regardless of the Company's performance against the peer group of utilities, no award payout will be made for a performance period during which the dividend on the Company's Common Stock has been reduced by action of the Company's Board of Directors. In that event, the

Committee may exercise its discretion under the LTIP to determine whether and to what extent to defer award payouts. Any award payouts will be distributed in the form of unrestricted Common Stock of the Company.

  The first three-year performance period under the Company's LTIP ended as of December 31, 1995. For that performance period, the threshold level of performance with respect to the ranking of the three-year average of the Company's total shareholder return against the three-year average of the total shareholder return of the other utilities in the EEI 100 Index used in the performance graph in this Proxy Statement was not attained. As a result, the performance restricted shares contingently granted for that performance period plus additional performance restricted shares resulting from the reinvestment of dividends through January 1996 were forfeited during the first quarter of 1996. The amount of such shares forfeited by Mr. Flanagan was 2,433 shares, with lesser amounts being forfeited by the named executive officers who were participants in the LTIP for that performance period.

  OTHER COMPENSATION POLICIES. For 1995, amounts of All Other Compensation in the Summary Compensation Table include matching contributions by the Company to the Employee Savings and Investment Plan for Non-Union Employees (401(k) Plan), which is available to all non-union employees of the Company on the same terms, in the amount of $4,500 for Mr. Flanagan and in lesser amounts for the other executive officers of the Company.

  Compensation reported for 1995 also includes the value of term life insurance premiums paid under universal life insurance policies in the amount of $489.60 for Mr. Flanagan and in lesser amounts for the named executive officers. The Company has purchased universal life insurance policies for Mr. Flanagan, Mr. Marsh, Mr. Adelberg, Mr. Crabtree and, beginning in 1996, for Mr. Poulin, who have no immediate right to receive the cash surrender value of the policies and may never have any right to receive the cash surrender value. The respective interests of these five executive officers in the cash surrender value of the policies will vest only if certain conditions are first satisfied. If an executive officer's interest in the cash surrender value vests, the retirement benefits payable to the executive officer by the Company under its Supplemental Executive Retirement Plan (the "SERP"), a defined benefit retirement income plan, will be reduced dollar for dollar by the amount of the cash surrender value of the policy at the time it vests. The premium paid on each of these policies is designed to produce a cash surrender value which is equal to, but which may be less than, the benefits payable under the SERP.

  Effective January 1, 1994, a provision of federal tax law denies a tax deduction to any publicly-held company for compensation paid to any executive officer named in the Summary Compensation Table of that company's proxy statement that exceeds one million dollars in a taxable year, except for certain performance-based compensation. Compensation paid to the executive officers of the Company named in the Summary Compensation Table will continue to be deductible by the Company since all such amounts will be less than the one million dollar limitation.The Committee has not adopted a policy with respect to these compensation limits because compensation paid to any named executive officer will not exceed the one million dollar limit in any year.

                                          Compensation and Benefits Committee

                                          Robert H. Reny (Chair)
                                          Charles H. Abbott
                                          E. James Dufour
                                          Robert H. Gardiner
                                          David M. Jagger

                         SHAREHOLDER RETURN COMPARISON

  The graph below compares the cumulative total shareholder return on the Common Stock of the Company with the cumulative total return on the S&P 500 Index and the Edison Electric Institute Index of 100 investor-owned electric utilities ("EEI 100 Index") at December 31 for each of the last five fiscal years (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the EEI 100 Index on December 31, 1990, and the reinvestment of all dividends).


                                    [GRAPH]




                                                            DECEMBER 31
                                                   -----------------------------
                                                   1990 1991 1992 1993 1994 1995
                                                   ---- ---- ---- ---- ---- ----
Central Maine Power Company....................... $100 $137 $151 $102  $99 $113
S&P 500 Index..................................... $100 $130 $140 $154 $156 $215
EEI 100 Index..................................... $100 $128 $138 $154 $136 $178

  The foregoing Compensation Committee Report on Executive Compensation and Shareholder Return Comparison (including but not limited to the graph) will not be deemed incorporated by reference by any general statement incorporating or purporting to incorporate by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, or any other filing with the Securities and Exchange Commission, whether such statement was made prior to, or is made contemporaneously with or after, the date of this Proxy Statement.

                                   PROPOSAL 2

                                  APPROVAL OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

  At the regular meeting held on February 21, 1996, the Board of Directors of the Company acted to appoint Coopers & Lybrand L.L.P., Boston, Massachusetts, as auditors for the Company for the year 1996. At the Annual Meeting it is the intention of the persons named in the proxy enclosed herewith to vote in favor of the approval of such action by the Board of Directors. Representatives of Coopers & Lybrand L.L.P. will attend the meeting and, if they so desire, make a statement; they will also respond to appropriate questions.

  The appointment of Coopers & Lybrand L.L.P. by the Board of Directors is based on the recommendation of the Audit Committee, which historically has reviewed both the audit scope and the estimated audit fees and related services for the coming year. The Audit Committee considered the appointment of auditors for the Company for 1996 at a meeting held on February 20, 1996. The affirmative vote of a majority of the votes cast by the holders of the Company's Common Stock and 6% Preferred Stock, voting as a single class, entitled to vote at the Annual Meeting, is sought for approval of the appointment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                              SHAREHOLDER PROPOSAL

  A shareholder of the Company has submitted the following proposed resolution with a supporting statement, and has informed the Company that she or her representative intends to present the proposed resolution at the 1996 Annual Meeting of the Company's Shareholders. The name and address of the shareholder and the number of shares held will be promptly furnished by the Company, orally or in writing as requested, to any person requesting this information either orally or in writing.

  PROPOSED RESOLUTION. That the shareholders recommend to the Board of Directors that the Company divest itself of all investments in the Maine Yankee Atomic Power Company as soon as possible, and within the calendar year of 1996.

  SHAREHOLDER'S SUPPORTING STATEMENT. The statement submitted by the shareholder in support of the proposed resolution is as follows:

  The Maine Yankee Atomic Power Plant is one of the ten oldest plants of its kind in the United States. Maintenance costs at aging nuclear power plants are escalating, and may not be recoverable from ratepayers as competition in the utility industry grows. Moreover, the costs of decommissioning nuclear plants continue to rise dramatically, and the recent official decommissioning estimate of approximately $317 million is far short of unofficial estimates exceeding $1.5 billion. As free market electricity prices fall, these excessive costs may become "stranded," or not recoverable from ratepayers. Indeed, an August, 1995 Wall Street report estimated that the Company is the fourth-worst utility in the nation in terms of its stranded investment risk. While Non-Utility Generator (NUG) contracts are the historical cause of this stranded investment exposure, in the future, high maintenance and repair, decommissioning and nuclear waste storage costs may very well exacerbate this exposure.

  Additionally, as more becomes proven about the health effects of what has been previously thought to be low doses of radiation, the Company's financial exposure is likely to worsen, as the lawsuit from University of Southern Maine students shows.

  One of the world's leading economists and experts on energy, Amory Lovins has said that "the nuclear industry is suffering from an incurable attack of market forces." Lovins points out that as nuclear plants' costs are rising uncontrollably, their competition is steadily bringing their prices down. The Company should recognize these economic facts, and protect Shareholders' vital financial interests by divesting its holdings in Maine Yankee.

  BOARD OF DIRECTORS STATEMENT OPPOSING THE RESOLUTION. The Board of Directors believes that the 38-percent ownership interest of Central Maine Power Company ("Central Maine") in Maine Yankee Atomic Power Company, the owner and operator of the Maine Yankee nuclear generating plant in Wiscasset, Maine, has been one of Central Maine's most valuable assets. The forced divestment of that interest proposed by the shareholder, who submitted the proposal in conjunction with an active critic of the Maine Yankee plant, would deprive Central Maine of its largest source of low-cost, around-the-clock, base-load power during a period of increasing competition in the electric-utility business, when Central Maine and its shareholders could least afford the resulting financial burden.

  Since commencing commercial operation on January 1, 1973, the Maine Yankee plant has produced more electric power than any other generating unit in New England at rates to Central Maine and Maine Yankee's other New England utility customers that have often been among the lowest for any nuclear plant in the United States. As recently as 1994, for example, the plant generated 6.6 billion kilowatt-hours of electricity, the second-highest annual output in the plant's history, at a total power cost of only 2.6 cents per kilowatt-hour. The plant's performance in 1994 resulted in its being recognized as having the second-lowest production costs (operating, maintenance, and fuel costs) of the nuclear power plants in the United States by an independent organization that regularly rates nuclear plant performance. Over the plant's operating history through 1995, its average total power cost has been 2.5 cents per kilowatt-hour. As a comparison, Central Maine paid an average of 8.4 cents per kilowatt-hour to another of its major sources of power, non-utility generators, in 1995.

  Maine Yankee achieved those results while effectively carrying out a long-term comprehensive preventive maintenance program at the plant. Over the operating history of the plant Maine Yankee has invested over $200 million dollars in capital improvements to upgrade, renew and replace components of the plant while maintaining the high safety and performance standards which its management and regulators have consistently required. In May of 1995, while Maine Yankee's Board of Directors was assessing the merits of repairing a large number of degraded steam-generator tubes at the plant through a process of sleeving substantially all of the plant's steam generator tubes, the Maine Yankee Board commissioned an extensive study of the condition of the plant's major components by an internationally recognized engineering firm. The purpose of the study was to obtain an independent assessment of the structures, systems, components and programs at the plant to identify any that might, due to substandard condition, pose a significant financial risk to Maine Yankee in the future, which would assist the Board in evaluating the benefits and costs of the then-proposed sleeving project. The study characterized the plant as being "well-maintained" and in "excellent" condition, and attributed those conclusions to the long-standing preventive maintenance program, combined with Maine Yankee's continuous performance and reliability monitoring and appropriate corrective actions over the plant's operating history.

  The proponent's contentions concerning nuclear plants in general, whether or not accurate in a generic sense, have not been shown to apply to the Maine Yankee plant. No evidence is presented to relate the allegation that nuclear plant costs are rising "uncontrollably" specifically to the Maine Yankee plant, which is the subject of the proposal to be voted on by Central Maine's shareholders. Given the continuing favorability of Maine Yankee's rates for power, which are directly determined by its costs, it is clear that the generic contentions do not apply to Maine Yankee.

  The shareholder also contends that the costs of decommissioning nuclear plants are rising "dramatically." Maine Yankee is providing for the future cost of decommissioning the plant by collecting the estimated costs of decommissioning from its New England utility customers as a small fractional part of its rates and placing those funds in trust with an independent trustee. The amount of the estimate is determined by engineering studies conducted periodically by an independent expert and included in Maine Yankee's rates to the extent allowed by the Federal Energy Regulatory Commission in rate proceedings. Maine Yankee has stated that it recognizes the relative uncertainties associated with estimating future decommissioning costs, but will continue to seek recovery through rates of its periodically reviewed and updated cost estimates. Technological changes, as well as legislative and regulatory actions, are among the uncertainties that could affect the amount of the estimates.

  The shareholder proposing the resolution also suggests that Central Maine's financial exposure is likely to worsen as more becomes proven about the health effects of low doses of radiation, and cites the existence of an unresolved lawsuit against Maine Yankee in support of the suggestion. Central Maine is a separate entity from Maine Yankee and is not a party to the suit, which Maine Yankee has indicated it believes is without legal merit. The proponent's prediction as to Central Maine's financial exposure is unfounded speculation.

  The shareholder proposal recommends that Central Maine divest itself of its investments in Maine Yankee, not in any orderly manner, but "as soon as possible, and within the calendar year of 1996." Central Maine is thus being urged by the proponent not only to get rid of its largest source of low-cost power, but to do so under fire-sale conditions. The Board of Directors of Central Maine believes that implementing such a recommendation would be severely detrimental to the best interests of the Company and its shareholders.

  Holders of Central Maine's Common Stock and 6% Preferred Stock, present or represented by proxy, will be entitled to vote on the proposed resolution at the Annual Meeting. The affirmative vote of a majority of the votes cast at the meeting by the holders of the Company's Common Stock and 6% Preferred Stock, voting as a single class, is required for approval of the resolution.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST APPROVAL OF THE RESOLUTION.

                       DEADLINE FOR SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the 1997 Annual Meeting of the Shareholders must be received on or before December 17, 1996, for inclusion in the proxy materials relating to that meeting. Any such proposals should be sent to Secretary and Clerk, Central Maine Power Company, 83 Edison Drive, Augusta, Maine 04336.

                                 OTHER MATTERS

  The accompanying proxy is solicited by and on behalf of the Board of Directors of Central Maine Power Company for use at the Annual Meeting of the Shareholders to be held on May 22, 1996 or any adjournments thereof. The cost of solicitation will be paid by the Company. No solicitation is to be made by specially engaged employees or other paid solicitors except that Corporate Investor Communications, Inc. will solicit shareholders of record and broker nominees on behalf of the Company, for which it will receive a fee of approximately $3,500, plus reasonable expenses. Banks, brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable expenses incurred in sending proxy materials to beneficial owners of the Company's Common Stock and 6% Preferred Stock. In addition, directors, officers or employees of the Company may solicit proxies by telephone or in person, the costs of which will be nominal.

  The Board of Directors of the Company does not know of any matter, other than the matters set forth in this Proxy Statement, to be acted upon at this Annual Meeting. However, if any other matter shall be properly brought before the meeting, the proxies will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.



                                          By Order of the Board of Directors

                                       /s/David T. Flanagan

                                          David T. Flanagan
                                          President and Chief Executive
                                          Officer

Augusta, Maine
April 16, 1996


   Again, we call your attention to the enclosed Proxy. We would appreciate it very much if you would VOTE, DATE, SIGN and RETURN IT PROMPTLY, regardless of whether you plan to attend the meeting.

                          CENTRAL MAINE POWER COMPANY
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                    (COMMON AND 6% PREFERRED SHAREHOLDERS)

The undersigned shareholder hereby appoints Arthur W. Adelberg and David E. Marsh, and either of them, proxies, with power of substitution, to vote all shares that the undersigned is entitled to vote at the Annual Meeting of the Shareholders of Central Maine Power Company to be held on May 22, 1996 at 10 A.M. EDT, at the Augusta Civic Center, Augusta, Maine, and at any adjournments, on the proposals described in the accompanying Proxy Statement as marked below, and in their discretion on any other matters that may properly come before the meeting or any adjournment. If this proxy is properly signed, your shares will be voted as you directed by marking the boxes below. IF NO DIRECTION IS GIVEN, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF ALL
                                                    ---
NOMINEES FOR DIRECTOR NAMED BELOW, FOR PROPOSAL 2, AND AGAINST PROPOSAL 3
         ---                                           -------
BELOW.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE
         FOR PROPOSAL 1
         ---

1. ELECTION OF DIRECTORS
 Nominees:
 Charleen M. Chase           VOTE FOR      WITHHOLD VOTE
                               ALL           FOR ALL
 David T. Flanagan       (EXCEPT AS MARKED)
                                [_]             [_]
 Robert H. Gardiner

 Peter J. Moynihan


TO WITHHOLD VOTE for any nominee,
write that nominee's name in this space:


- -------------------------------


THE BOARD OF DIRECTORS RECOMMENDS A VOTE
         FOR PROPOSAL 2
         ---

2. APPROVAL OF COOPERS & LYBRAND, L.L.P. AS AUDITORS FOR 1996

                        FOR        AGAINST      ABSTAIN
                        [_]          [_]           [_]


THE BOARD OF DIRECTORS  RECOMMENDS A VOTE
         AGAINST PROPOSAL 3
         -------

3. SHAREHOLDER PROPOSAL RECOMMENDING THAT THE COMPANY DIVEST ITSELF OF ITS INVESTMENT IN MAINE YANKEE ATOMIC POWER COMPANY IN 1996.


                        FOR        AGAINST      ABSTAIN
                        [_]          [_]           [_]


WILL YOU ATTEND THE ANNUAL MEETING?

YES __   NO __    Number attending: ___


SIGNATURE(S) _________________________________

             _________________________________          DATED ____________ 1996

PLEASE DATE, SIGN EXACTLY AS NAME(S) APPEAR ABOVE, AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

If signing for a corporation or partnership, sign in that name and indicate your title. If signing as attorney, executor, guardian, trustee or custodian, please add your title.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

 DETACH HERE AND RETURN COMPLETED, SIGNED AND DATED PROXY IN ENCLOSED ENVELOPE